CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated March 1, 2024, and each included in Post-Effective Amendment No. 43 to the Registration Statement (Form N-1A, File No. 333-138560) of Pioneer Series Trust VI (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated December 22, 2023, with respect to the financial statements and financial highlights of Pioneer Equity Premium Income Fund (formerly known as Pioneer Flexible Opportunities Fund) and Pioneer Floating Rate Fund (two of the funds constituting Pioneer Series Trust VI) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended October 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 27, 2024